Exhibit 10.1

Severance Agreement

This Severance Agreement (the “Agreement”) is made and entered into as of November 28, 2025 (the “Effective Date”) by and between Bgin Blockchain Limited, a company incorporated under the laws of Cayman Island; Bgin Chip Limited, a company incorporated under the laws of Hong Kong; (Bgin Blockchain Limited and Bgin Chip Limited are referred to collectively as the “Company”), AND Nicholas Williams (the “Employee”).

Recitals

A. The Employee entered into an Employment Agreement with Bgin Chip Limited dated February 21, 2025 (the “Chip Employment Agreement”)

B. The Employee entered into an Employment Agreement with Bgin Blockchain Limited dated October 16, 2025 (the “Blockchain Employment Agreement”).

C. For administrative clarity and avoidance of doubt, the parties acknowledge that the Blockchain Employment Agreement and the Chip Employment Agreement relate to the same duties, and the monthly salary applicable to those duties is the compensation set out in the Chip Employment Agreement (“Monthly Salary”) consistent with stipulations of Section 7(a) of the Blockchain Employment Agreement, which contemplates that cash compensation is to be paid through the Company’s designated subsidiary.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the parties agree as follows:

1. Termination

Employee’s employment with the Company is terminated effective immediately as of the Effective Date pursuant to Section 8(a), Section 8(c) and Section 20 of the Blockchain Employment Agreement, and pursuant to Section 9 of the Chip Employment Agreement.

2. Severance Payment

2.1 The Company will pay to Employee a one-time gross Severance Payment in the amount of three (3) Monthly Salary (the “Severance Payment”).

2.2 The Severance Payment will be paid lump sum within seven (7) business days after the Effective Date and receipt of a duly executed Agreement.

2.3 The parties acknowledge that the Severance Payment includes and satisfies any amounts required to be paid to Employee by applicable law in connection with Employee’s employment and its termination, and that it constitutes the full and final monetary consideration payable by the Company under this Agreement. The parties further acknowledge that the Severance Payment is provided by the Company as a commercial gesture and exceeds any statutory or contractual entitlements the Employee may otherwise have; Employee accepts the Severance Payment in full satisfaction of any monetary claims in respect of Employee’s employment or its termination, except for amounts expressly reserved in this Agreement or required by applicable law.

3. Release by Employee; Covenant Not to Sue

3.1 Release. In consideration of the Severance Payment and other promises in this Agreement, Employee irrevocably and unconditionally releases and forever discharges the Company from any and all claims, causes of action, demands, liabilities, losses, obligations, damages, costs and expenses (including attorneys’ fees), of any nature whatsoever, whether known or unknown, fixed or contingent, which Employee may have against any Released Party arising out of or relating to Employee’s employment, the termination of Employee’s employment or events occurring on or before the Effective Date, except for claims that cannot be released as a matter of applicable law.

3.2 Covenant Not to Sue. Employee covenants and agrees not to initiate, prosecute or join any lawsuit, arbitration, administrative claim, or other proceeding against the Company with respect to any matter related to this Agreement and his past employment. If Employee breaches this covenant, Employee shall be obligated to pay the Company all reasonable costs, damages and attorneys’ fees incurred by the Company in defending such claim, in addition to any other remedies available at law or equity.

4. Employee Warranties

Employee represents and warrants, to the best of Employee’s knowledge after reasonable inquiry, that: (a) Employee has the full power and authority to enter into and perform this Agreement; (b) Employee is not subject to any injunction, order or contractual restriction that would prevent Employee from performing this Agreement; and (c) Employee has not willfully misused or disclosed confidential information or trade secrets of any third party, except as permitted by law.

5. Indemnification

Employee shall indemnify, defend and hold harmless the Company, its subsidiaries, affiliates, successors, assigns, and their respective directors, officers, and employees (the “Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, demands, actions, causes of action, costs and expenses (including reasonable attorneys’ fees and costs) arising out of or related to: (a) claims brought by any prior employer, client, customer, governmental authority or other third party alleging breach of contract, confidentiality, company policy, acknowledgments, regulatory requirements or similar obligations by Employee; and (b) third-party communications relating to Employee’s prior employment that result in demonstrable reputational or financial harm to an Indemnified Party. This indemnity does not apply to the extent any loss is caused by the gross negligence or wilful misconduct of an Indemnified Party.

6. Confidentiality; Return of Property; Cooperation

6.1 Confidentiality. Employee shall keep confidential the existence and terms of this Agreement, except to the extent disclosure is required by law or to Employee’s spouse, tax adviser or legal counsel (each of whom shall be informed of and bound by the confidentiality obligation). Any permitted recipient shall be informed of and bound to keep the terms confidential.

6.2 Return of Property. Employee shall return to the Company, no later than three (3) business days after the Effective Date, all Company property (including electronic devices, records, documents, access cards, keys and copies of Company materials) in Employee’s possession or control and shall not retain any copies, excerpts or summaries thereof.

6.3 Cooperation. Employee agrees to reasonably cooperate with the Company, at the Company’s expense for out-of-pocket costs, in connection with any matter, investigation or proceeding relating to events that occurred during Employee’s employment where Employee has unique knowledge relevant to the matter, provided the Company gives reasonable prior notice and cooperates on scheduling.

7. Non-Disparagement

Employee agrees not to make any false or materially disparaging oral or written statements regarding the Company, its officers, directors or employees. The Company (through its senior officers) agrees not to make false or materially disparaging statements about Employee. This Section shall not prevent truthful statements required by law, regulation or judicial or administrative process.

8. Taxes

Employee shall be solely responsible for all taxes arising from the Severance Payment.

9. Remedies

The parties acknowledge that a breach of Sections 3, 4, 5, 6 or 7 would cause irreparable harm for which monetary damages would be inadequate and that the Company shall be entitled to seek injunctive relief and other equitable remedies in addition to any other remedies available at law.

10. Miscellaneous

10.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and representations (whether written or oral) relating to that subject matter.

10.2 Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain valid and enforceable to the fullest extent permitted by law.

10.3 Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of Singapore without regard to conflict of laws principles. Any dispute arising out of or relating to this Agreement shall be finally resolved by arbitration administered by the Singapore International Arbitration Centre (SIAC) under its rules in force at the time of the arbitration. The seat of arbitration shall be Singapore and the language shall be English. Judgment on the award may be entered in any court of competent jurisdiction.

10.4 Counterparts and Electronic Signatures. This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original.

SIGNATURES PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

BGIN BLOCKCHAIN LIMITED

By:	/s/ Qingfeng Wu
Name:	Qingfeng Wu
Title:	CEO and Director

BGIN CHIP LIMITED

By:	/s/ Qingfeng Wu
Name:	Qingfeng Wu
Title:	Director

EMPLOYEE

By:	/s/ Nicholas Williams
Nicholas Williams